Exhibit 10.2

EXECUTIVE SEPARATION AGREEMENT AND RELEASE
This Executive Separation Agreement and Release (“Agreement”) is made and entered into by and between Jayson Tipp (“Executive”) on the one hand, and Papa Murphy’s Holdings, Inc. (together with its affiliates or successors, the “Company”) on the other, hereinafter collectively referred to as the “Parties.”
RECITALS
A.WHEREAS, on January 7, 2013, the Company’s predecessor and Executive entered into an Executive Employment Agreement and Non-competition Agreement, pursuant to which the Company engaged Executive in the capacity of Chief Development Officer of the Company, and thereafter amended said Executive Employment Agreement and Non-competition Agreement on July 27, 2016 (the “Employment Agreement”);
B.WHEREAS, the Parties have agreed upon the terms of Executive’s departure from the Company and mutually desire to settle and compromise any and all claims and differences between them, including, but not limited to, those arising from Executive’s employment with and departure from the Company;
C.WHEREAS, the Parties wish to end the employment relationship amicably and to enter into certain covenants below, to provide assurances and peace of mind to each party; and
NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:
1. TERMINATION OF EMPLOYMENT
1.1Termination of Employment. Executive’s employment with the Company will terminate by Executive’s voluntary resignation effective May 16, 2017, (the “Separation Date”) at 11 :59 p.m. Pacific Time. Executive acknowledges and agrees that this voluntary resignation shall be automatically effective as of such date and time without any further action of the Parties. Notwithstanding anything in the Employment Agreement to the contrary, Executive’s resignation shall be treated under the Employment Agreement as if Executive had been terminated by the Company without Cause and Executive shall be entitled to all of the rights and benefits that would be afforded to Executive under Section 5.2 of the Employment Agreement as if he had been terminated without Cause (as defined in the Employment Agreement) (such rights and benefits, the “Severance Compensation”), subject to Executive’s satisfaction of the conditions set forth in Section 5.7 of the Employment Agreement. Sections 5 and Sections 7 through 11 of the Employment Agreement shall survive the Executive’s termination and the execution and delivery of this Agreement.
Pursuant to the provisions of paragraph 4.2 of the Employment Agreement, Executive must give the Company at least 60 days’ prior written notice of his resignation. Executive has provided the Company with written notice of his resignation on February 15, 2017 (“Resignation Notice Date”).

1.2Interim Employment of Executive. The Parties agree that Executive’s day-to-day responsibilities as Chief Development Officer with the Company will cease effective as of 11:59 p.m. Pacific Time on the Resignation Notice Date. Subject to Executive’s compliance with the terms of this Agreement, the Company will continue to employ Executive through the close of business on May 16, 2017 (the “Interim Period of Employment”). Pursuant to the terms of paragraph 4.2 of the Employment Agreement, at any time during the Interim Period of Employment the Company may excuse Executive from any and all duties during such period and request that Executive immediately resign as an officer of the Company, whereupon, if requested to so resign, Executive shall immediately resign. Executive acknowledges and agrees that the Company may terminate his employment at any time during the Interim Period of Employment if he materially fails to comply with the terms of this Agreement.
1.3Equity Compensation. Effective on the Effective Date of this Agreement, all outstanding stock options, vested and unvested, held by Executive shall immediately terminate and be forfeited by Executive and the Company will waive its repurchase right with respect to all outstanding restricted stock awards held by Executive with performance-based vesting and all such outstanding restricted stock awards will be vested in full on the Effective Date.
1.4Non-Solicitation. Nothing contained in Section 7 of the Employment Agreement shall prevent or prohibit Executive from hiring or engaging any former employee of Company that was part of the reduction in force that occurred on February 15, 2017.
2. GENERAL RELEASE AND WAIVER OF CLAIMS BY EXECUTIVE
2.1In consideration of the mutual agreements and covenants set forth in the Agreement and the Employment Agreement, including those set forth in Section 1 above, Executive, on behalf of himself, his marital community, heirs, executors, administrators, successors and assigns, agrees to the following:
a.Executive expressly waives any claims against the Company and releases the Company and its predecessors, successors, parents, subsidiaries, and related or affiliated entities (including, without limitation, their present, former, and future officers, directors, stockholders, managers, agents, employees, attorneys, and representatives) (the “Released Parties”) from any claims that Executive may have in any way connected with Executive’s employment with the Company and the termination thereof, whether or not such claims are presently known or unknown to Executive. It is understood that the release includes, but is not limited to, any claims for damages of any kind whatsoever, including any claims for employment benefits, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge or other tort theory, any legal restriction on the Company’s right to terminate Executives, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Executive Retirement Income Security Act of 1974, the Washington Law Against Discrimination (“WLAD”), any other state laws concerning discrimination or harassment, or any other legal limitation on the employment relationship to the maximum extent such claims are allowed by law to be released. The waiver and release shall not waive or release claims where the events in dispute first arise after execution of the Agreement, nor shall it preclude Executive or the Company from filing a lawsuit for the exclusive purpose of enforcing the Agreement.
b.Executive represents and warrants that he has not filed any lawsuits, complaints, or charges against the Released Parties with any governmental agency or any court.
c.Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the U.S. Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Executive agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.
d.This release excludes any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Agreement (as defined below), and the right to file administrative charges with certain government agencies. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency. Notwithstanding this or the immediately preceding paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf with respect to any Released Claim.
2.2This general release covers both claims that Executive knows about and those that Executive may not know about, except that it does not waive any rights or claims, including claims under the ADEA that may arise after the Effective Date of this Agreement. Executive further represents and warrants that: (i) Executive has been fully and properly paid for all hours worked, (ii) Executive has received all leave to which Executive is entitled in accordance with applicable law; and (iii) Executive has not suffered any on the job injury for which Executive has not already filed a claim. Executive further acknowledges, agrees and hereby stipulates that: (i) during Executive’s employment with the Company, Executive was allowed to take all leave and afforded all other rights to which Executive was entitled under the Family and Medical Leave Act (“FMLA”); and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights.
3. RETURN OF COMPANY PROPERTY

On or before February 20,2017 Executive shall turn over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its directors or employees or that Executive generated in the course of his employment with the Company. No later than his last day in the offices of the Company Executive shall also provide the Company with access to all Company-related computer files and any and all passwords needed to access those files.
4. NOTICES
All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:
If to the Company:
Papa Murphy’s Holdings, Inc.
8000 N.E. Parkway Drive, Suite 350
Vancouver, WA 98662
Attn : Victoria Blackwell
If to the Executive:
Jayson Tipp
3224 NE Knott Street
Portland, OR 97212
or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 4.
5. GENERAL PROVISIONS
5.1No Admissions. The Agreement should not be construed as an admission or a statement of any party hereto that such party has acted wrongfully or unlawfully. Each party expressly denies any wrongful or unlawful action.
5.2Opportunity to Review and Revocation Period. Executive hereby warrants and represents that (a) he has carefully read this Separation Agreement and General Release, and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult and has discussed this Agreement and its effects with his personal attorney or has knowingly and voluntarily waived the right to do so; (d) Executive understands that he is giving up all claims, damages, and disputes that have arisen before the date of this Agreement, except as provided herein; (e) Executive has had the opportunity to review and analyze this Agreement for forty-five (45) days (the “Review Period”), but agrees that if he signs this Agreement before expiration of the Review Period, he knowingly and voluntarily agrees to waive the remainder of the Review Period; (f) Executive has seven (7) days to revoke this Agreement by notifying Victoria Blackwell via written communication at the address below before midnight on the seventh day after you sign this Agreement (the “Revocation Period”); (g)

Executive did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in this Agreement; (h) Executive understands this Agreement’s final and binding effect; and (i) Executive has signed this Agreement as his free and voluntary act.
5.3Entire Agreement: Amendment. This Agreement, together with Section 5 and Sections 7 through 11 of the Employment Agreement, constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
5.4Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.
5.5Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
5.6The “Effective Date” of this Agreement is the date that is eight (8) days following the date on which Executive signs this Agreement, so long as Executive has not revoked acceptance of this Agreement before such date.
5.7By executing this Agreement, Executive also acknowledges that Executive: (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge and the advice of Executive’s own legal counsel; and (c) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.
5.8All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.
5.9Construction. Section 2 of the Agreement is integral to its purpose and may not be severed from it. Should any other provision of the Agreement be deemed invalid or unenforceable, that provision shall be narrowed to the extent required to make it lawful and enforceable, and the remaining provisions shall not be affected but instead remain valid and enforceable to the maximum extent consistent with current law.
5.10Knowing and Voluntary Agreement. Executive understands this Agreement is a release of claims against the Released Parties arising before or on the Effective Date of this Agreement. Executive understands that Executive is not waiving claims that the law does not permit Executive to waive, nor is Executive waiving any claims arising after the Effective Date of this Agreement, including, but not limited to, claims for enforcement of this Agreement. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the

ADEA. In exchange for Executive’s waiver and release of claims, the Company is offering the Severance Compensation. Exhibit A to this Agreement is being provided to meet the legal requirements of the Older Workers Benefit Protection Act. Exhibit A contains the eligibility criteria for receiving the Severance Compensation, the time limits for the program, the job titles and ages of all employees eligible or selected for the severance program, and the ages of all employees in the same job classification or organizational unit who are not eligible or selected for the severance program.
If Executive wishes to enter into this Agreement, he must sign the enclosed copy where indicated and return it to Victoria Blackwell, 8000 NE Parkway Drive, Suite 350, Vancouver, Washington 98662. To be effective, the signed Agreement must be deposited by U.S. mail and postmarked no later than April 1,2017, however, Executive is free to sign the Agreement earlier if he so chooses.
Notwithstanding any other provision in this Agreement, if Executive does not sign and deliver this Agreement to Victoria Blackwell on or before 45 days following Executive’s receipt of this Agreement, then this Agreement will be null and void, and Executive will not be entitled to the Severance Compensation.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.
“COMPANY”                    PAPA MURPHY’S HOLDINGS, INC.
Name:      /s/ Victoria J Tullett

Title:     Chief Legal Officer and Secretary
Dated:     March 22, 2017

“EXECUTIVE”
/s/ Jayson Tipp
Jayson Tipp
Dated:     March 21, 2017

EXHIBIT A
OWBPA DISCLOSURE
Pursuant to the Older Workers Benefit Protection Act, you are provided with the following information:
a.Decisional Unit. The decisional unit covered by this termination program includes all employees of Papa Murphy’s International LLC on the Executive Leadership Team.
b.Eligibility for Optional Severance Payment. Employees eligible for optional severance payments as detailed in their respective Separation Agreements are those employees in the above described Decisional Unit (l) whose positions are eliminated effective February 15, 2017, as a result of workforce restructuring, (2) who elect not to remain in Papa Murphy’s employ as a result of their position elimination, and (3) who sign the Separation Agreement by the deadline in the Agreement, and do not exercise their revocation right, if applicable. Position elimination decisions were based on the following criteria: business need for the position and comparative qualifications for remaining positions within the same work unit, if applicable.
c.Applicable Time Frames. Employees who are 40 years old and over have up to 45 days after receipt of the Separation Agreement to sign the Agreement (“Review Period”), and seven days after they have signed the Separation Agreement to revoke it. Employees who are under 40 years old and therefore not covered by the OWBPA have one week to review and sign the Separation Agreement, and no revocation right.
d.Ages and Job Titles. The following is a current listing of the ages and job titles of the employees in the Decisional Unit whose positions have been eliminated on February 15, 2017, as a result of the workforce restructuring:

JOB TITLE	AGE
Chief Development Officer	51
Chief Marketing Officer	46
The following is a current listing of the ages and job titles of employees in the Decisional Unit whose positions were not eliminated as a result of the above restructuring:

JOB TITLE	AGE
Chief Executive Officer	57
Chief Financial Officer	51
Chief Legal Officer	49
Sr VP, Operations	51
VP, Human Resources	41